Exhibit 10.77

Cornell Capital Partners, LP

101 Hudson Street, Suite 3700

Jersey City, New Jersey 07302

May 30, 2007

Lithium Technology Corporation

5115 Campus Drive

Plymouth Meeting, PA 19462-1129

Attention: Amir Elbaz

Re:	Secured Convertible Debenture, Warrants and Investor Registration Rights Agreement Each Dated October 7, 2005

Dear Amir:

Lithium Technology Corporation, a Delaware corporation (the “Obligor” or “Lithium”) and Cornell Capital Partners, LP (the “Holder,” or “Cornell”) entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) dated October 7, 2005, pursuant to which the Obligor issued and sold to the Holder a secured convertible debenture (the “Debenture”) in the principal sum of Three Million Dollars ($3,000,000) and issued to the Holder five-year warrants to purchase shares of Lithium common stock (the “Warrants”).

In connection with the issuance of the Debenture, the Obligor and the Holder entered into a Security Agreement dated October 7, 2005 (the “Security Agreement”), a Pledge and Escrow Agreement dated October 7, 2005 (the “Pledge Agreement”) and Irrevocable Transfer Agent Instructions dated October 7, 2005 (the “Transfer Agent Instructions”). Lithium and Cornell entered into certain amendment agreements dated January 31, 2006, March 21, 2006, October 31, 2006, March 31, 2007 and April 23, 2007 (the “Amendments”). The number of Warrants were amended to 40,000,000 in the March 21, 2006 Amendment. The Parties desire to enter into this Letter of Amendment. The Debenture, the Security Agreement, the Pledge Agreement, the Transfer Agent Instructions, the Securities Purchase Agreement, the Amendments, all agreements in connection with the foregoing, and this Letter of Amendment are referred to collectively as the “Transaction Documents”.

Cornell has tendered a conversion notice dated May 25, 2007 for $3,004,609.19 outstanding under the Debenture (the “Conversion Notice”). On May 24, 2007, Cornell sent a notice of default to Lithium under the Debenture (the “Default Notice”).

The Parties hereby agree as follows:

1.	Debenture.

a.	Cornell hereby withdraws the Conversion Notice and the Default Notice. StockTrans, Inc., the transfer agent of the Obligor (the “Transfer Agent”)

is hereby directed by Cornell and Lithium to disregard the Conversion Notice.

b.	The principal and interest due to Cornell under the Debenture is $3,009,711.06.

c.	Within 2 business days Cornell shall convert $288,721.73 of the principal of the Debenture into 22,556,385 restricted shares of Lithium common stock (the “Conversion”).

c.	Within 2 business days Lithium shall pay the balance due of principal and interest owing to Cornell under the Debenture (after taking into account the Conversion) in the amount of $2,720,989.33 (the “Repayment”).

d.	Upon the Conversion by Cornell pursuant to Section 1.c. above and the Repayment by Lithium pursuant to Section 1.d. above, no amounts shall be outstanding to Cornell under the Debenture and the Debenture shall be cancelled and retired.

e.	Section 3(a)(ii)(A) of the Debenture is deleted in its entirety.

2.	Warrants.

a.	The exercise price of the 40,000,000 Warrants shall be $0.0328.

b.	Lithium agrees to:

(i)	Complete the audit of its financial statements for the years ended December 31, 2004, 2005 and 2006 by September 1, 2007 and file its required SEC periodic reporting filings by such date.

(ii)	Invest $3 million in capital expenses by December 31, 2007 for further capacity of its facility in Germany.

c.	In the event Lithium fails to meet either condition (i) or (ii) set forth in Section 2.b. above, the exercise price of the Warrants shall be reduced to $0.0128 per share.

3.	Security Agreement.

Upon the Conversion and Repayment, the Security Agreement shall be terminated and Cornell shall release its security interest in all Pledged Collateral (as defined in the Pledge Agreement).

4.	Pledge Agreement.

Upon the Conversion and Repayment, the Pledge Agreement shall be terminated and Cornell shall release its security interest in the 250,000,000 shares of Lithium common stock (the “Pledged Shares”) and return the Pledged Shares to Lithium.

5.	Transfer Agent Instructions.

a.	The number of Warrant Shares referenced in the Transfer Agent Instructions shall be increased to 40,000,000.

b.	The number of shares reserved for issuance pursuant to the Warrants shall total 40,000,000.

6.	General.

a.	The Transfer Agent is instructed to rely on this Letter of Amendment.

b.	Lithium hereto acknowledges, confirms and agrees that the agreements and obligations of Lithium contained in this Letter Amendment constitute the legal, valid and binding obligations of Lithium, enforceable against it in accordance with their respective terms.

c.	Lithium covenants that it will not raise any capital at prices below six cents ($0.06) per share (including common stock or any securities or debt instruments convertible or exercisable into common stock) at any time before January 1, 2008 and Lithium acknowledge that Cornell is relying on this covenant as a material inducement to making the accommodations set forth herein with respect to the Debenture.

Please indicate your agreement to the foregoing by signing below where indicated.

Sincerely,

Cornell Capital Partners, LP
By: Yorkville Advisors, LLC
Its: General Partner

By:	/s/ Mark Angelo
Mark Angelo
President and Portfolio Manager

Agreed and Acknowledged on May 30, 2007

Lithium Technology Corporation

By:	/s/ Amir Elbaz
Amir Elbaz Chief Financial Officer

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